UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2013

EXELIS INC.

(Exact name of registrant as specified in its charter)

Indiana	001-35228	45-2083813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1700 McLean, Virginia		22102
(Address of Principal Executive Offices)		(Zip Code)

(703) 790-6300

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers

Qualified Defined Benefit Pension Plan

On May 29, 2013, the Compensation and Personnel Committee (the “Committee”) of the Board of Directors of Exelis Inc. (the “Company”) approved amendments to the Company’s Exelis Salaried Retirement Plan (the “Pension Plan”), a qualified defined benefit pension plan, effective December 31, 2016, to freeze all benefit accruals for all persons entitled to benefits under the Pension Plan by freezing the accrual of “Benefit Service” and the crediting of “Compensation,” as such terms are defined in the Pension Plan, as of December 31, 2016. As a result, final average pay formulas will not reflect future compensation increases or benefit service after December 31, 2016. Eligibility service will continue to accrue for all persons entitled to benefits under the Pension Plan.

Nonqualified Defined Benefit Pension Plans

On May 29, 2013, the Committee approved similar amendments to the Company’s Excess Pension Plans, which include the ITT Excess Pension Plan IA, ITT Excess Pension Plan IB, ITT Excess Pension Plan IIA and ITT Excess Pension Plan IIB (collectively the “Excess Plans”), each a non-qualified defined benefit pension plan. The amendments will freeze all further benefit accruals under the Excess Plans as of December 31, 2016 for all persons entitled to benefits thereunder. As a result, final average pay formulas in the Excess Plans will not reflect future compensation increases or benefit service after December 31, 2016. Eligibility service will continue to accrue for all persons entitled to benefits under the Excess Plans.

Benefits under the Pension Plan and the Excess Plans for Chief Executive Officer and President, David F. Melcher; Executive Vice President and President, Geospatial Systems, Christopher D. Young; and Senior Vice President, Chief Legal Officer and Corporate Secretary, Ann D. Davidson will be affected by the amendments. The amendments are generally expected to decrease future benefits which they might otherwise have received under the plans.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exelis Inc.

By:	/s/ Kathleen S. Stolar
Kathleen S. Stolar
Its: Assistant Secretary

Date: May 30, 2013